Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2025, relating to the financial statements of NewAmsterdam Pharma Company N.V. and the effectiveness of NewAmsterdam Pharma Company N.V.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NewAmsterdam Pharma Company N.V. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Accountants B.V.

Eindhoven, The Netherlands

February 28, 2025